Exhibit 99.2

DUNKIN’ BRANDS ANNOUNCES NEW ROLES FOR THREE OF COMPANY’S SENIOR EXECUTIVES

Roles focused on capitalizing on Dunkin’ Brands’ global growth opportunities

CANTON, MA (Oct. 22, 2015) – Dunkin’ Brands, the parent company of Dunkin' Donuts and Baskin-Robbins, today announced new roles for three of its senior executives. Bill Mitchell, 50, has been named President, Dunkin’ Brands International. Scott Murphy, 42, has been named Senior Vice President, Dunkin’ Donuts Operations U.S. and Canada, and Weldon Spangler, 50, has been promoted to Senior Vice President, Baskin-Robbins U.S. and Canada.
With the organizational moves, Dunkin’ Brands’ international business has been consolidated under the leadership of Bill Mitchell, giving him responsibility for nearly 8,500 Dunkin’ Donuts and Baskin-Robbins restaurants located in 61 countries outside the U.S. Mr. Mitchell joined Dunkin’ Brands in October 2010 and most recently had responsibility for Baskin-Robbins in the U.S., Canada, and Japan, as well as for both brands in China and Korea. Mr. Mitchell will continue to report to Nigel Travis, Dunkin’ Brands Chairman and CEO, and will continue to serve on the Dunkin’ Brands leadership team.
In his new role, Scott Murphy assumes operational responsibility for the more than 8,000 Dunkin’ Donuts restaurants in the U.S. and Canada. He will report to Paul Twohig, President, Dunkin’ Donuts U.S. and Canada, and together they will be will be focused on helping the Company achieve its goals of more than doubling its current domestic restaurant footprint, driving restaurant profitability, and recognizing significant margin upside as the result of new technologies. Mr. Murphy will also continue to serve as Chief Supply Officer (CSO), reporting to Nigel Travis, and will remain on the Dunkin’ Brands leadership team. Mr. Murphy came to Dunkin’ Brands in March 2004 and was named CSO in 2013. Additionally, for the past ten years, he has served on the Board of Directors of the National DCP, the Dunkin’ Donuts franchisee-owned procurement and distribution cooperative. Most recently, Mr. Murphy has also had operational responsibility for Dunkin’

Donuts and Baskin-Robbins in Europe and Latin America, an area which now falls under Bill Mitchell.
With Mr. Mitchell’s transition to International President, Weldon Spangler will assume operational and marketing responsibilities for the more than 2,500 Baskin-Robbins restaurants in the U.S. and Canada. Mr. Spangler, who most recently was Vice President, Dunkin’ Donuts Operations in the U.S. and Canada, will provide dedicated leadership for the domestic segment of the Baskin-Robbins business, which continues to demonstrate strong potential. Mr. Spangler will now report to Nigel Travis, and will join the Dunkin’ Brands leadership team.
“These three executives have contributed greatly to Dunkin’ Brands’ success and are eminently qualified to help us capitalize on the tremendous growth opportunities we have in the future,” said Nigel Travis, Dunkin’ Brands Chairman and CEO. “Each has a unique blend of operational and general management experience, both in the United States and internationally, as well as a deep understanding of our franchised business model. I am confident that in their new roles they will enable us to continue to better support our franchisees, better serve our guests and drive the profitable growth of our brands around the world.”
Prior to Dunkin’ Brands, Mr. Mitchell worked for Papa John’s, ultimately serving as the company’s President, Global Operations. He has also held management positions at a variety of other food service companies, including AFC Enterprise, the RTM Restaurant Group and PepsiCo as part of the KFC management team. Before entering the restaurant industry, Mr. Mitchell served as an officer in the
U. S. Army. He received his Bachelor of Science degree from North Georgia College.
Before joining Dunkin’ Brands, Mr. Murphy served in leadership roles with A.T. Kearney, a management consulting firm, where he worked to identify operational and supply chain opportunities for some of the firm’s largest clients. He has a Bachelor of Science degree from Georgetown University and an MBA from the MIT Sloan School of Management.
Mr. Spangler spent more than 15 years in leadership positions with Starbucks, both domestically and internationally, including spending several years as Operations Officer in Japan over operations, marketing and store development. He began his career at PepsiCo as part of the Taco Bell management team and immediately prior to joining Dunkin’ Brands, was a Division Vice President for Knowledge Universe, an education services firm.
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About Dunkin' Brands Group, Inc.

With more than 19,000 points of distribution in nearly 60 countries worldwide, Dunkin' Brands Group, Inc. (Nasdaq: DNKN) is one of the world's leading franchisors of quick service restaurants (QSR) serving hot and cold coffee and baked goods, as well as hard-serve ice cream. At the end of the third quarter 2015, Dunkin' Brands' nearly 100 percent franchised business model included more than 11,500 Dunkin' Donuts restaurants and more than 7,600 Baskin-Robbins restaurants. Dunkin' Brands Group, Inc. is headquartered in Canton, Mass.

Contact(s):

Stacey Caravella (Investors)
Director, Investor Relations
Dunkin’ Brands, Inc.
investor.relations@dunkinbrands.com
781-737-3200

Michelle King (Media)
Director, Global Public Relations
Dunkin' Brands, Inc.
michelle.king@dunkinbrands.com
781-737-5200